Filed pursuant to Rule 424(b)(5)
Registration No. 333-202290

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	$500,000,000	$58,100(1)

(1)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the “Securities Act,” based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 25, 2015)

$500,000,000

PPL Corporation

Common Stock

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, having an aggregate offering price of up to $500,000,000 through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (the “sales agents”). These sales, if any, will be made pursuant to the terms of the equity distribution agreements between us and the sales agents.

Our common stock is listed on the New York Stock Exchange under the symbol “PPL”. The last reported sale price of our common stock on February 25, 2015 was $34.62 per share.

We will pay the sales agents an aggregate fee of up to 1% of the gross sales price per share for any shares sold through them acting as our sales agent. Subject to the terms and conditions of the equity distribution agreements, the sales agents will use their commercially reasonable efforts to sell on our behalf any shares of common stock to be offered by us under the equity distribution agreements. The offering of common stock pursuant to the equity distribution agreements will terminate upon the earlier of (1) the sale of all the shares of our common stock subject to the equity distribution agreements, and (2) the termination of the equity distribution agreements, pursuant to their respective terms, by either the applicable sales agent or us.

Under the terms of the equity distribution agreements, we also may sell shares to the applicable sales agent, as principal for its own account, at a price per share to be agreed upon at the time of sale. If we sell shares to any sales agent, acting as principal, we will enter into a separate terms agreement with the sales agent, setting forth the terms of such transaction, and we will describe the terms agreement in a separate prospectus supplement or pricing supplement.

Investing in our common stock involves certain risks. See “Risk Factors ” beginning on page S-3 of this prospectus supplement, page 4 of the accompanying prospectus, and in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Morgan Stanley

The date of this prospectus supplement is February 26, 2015.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with different or additional information and you should not assume we have verified any such information and we take no responsibility for it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

Prospectus

As used in this prospectus supplement, the terms “we,” “our,” “us,” “the Company” and “PPL” refer to PPL Corporation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Corporation has filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell our common stock, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in our common stock. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and supersede that information in the accompanying prospectus.

Certain affiliates of PPL Corporation, specifically PPL Capital Funding Inc., PPL Electric Utilities Corporation, LG&E and KU LLC, Louisville Gas and Electric Company and Kentucky Utilities Company, have also registered their securities on the “shelf” registration statement referred to above. Such securities are not being offered by this prospectus supplement.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation maintains an Internet Web site at www.pplweb.com. On the “Investors” page of that Web site, PPL Corporation provides access to its SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information on PPL Corporation’s Web site is not incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Corporation’s filings are also available at the SEC’s Web site (www.sec.gov).

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) (symbol: PPL).

Incorporation by Reference

PPL Corporation will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings	Period/Date
Annual Report on Form 10-K	Filed on February 23, 2015
Current Report on Form 8-K	Filed on February 25, 2015
PPL Corporation’s 2014 Notice of Annual Meeting and Proxy Statement	Filed on April 8, 2014 (portions thereof incorporated by reference into PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013)

Additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of this offering of common stock are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish to the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement.

PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Corporation at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Shareowner Services

Telephone: 1-800-345-3085

S-iii

CERTAIN TERMS USED IN THIS PROSPECTUS SUPPLEMENT

Unless otherwise specified or the context otherwise requires, references to in this prospectus supplement to:

•	“LG&E” refers to Louisville Gas & Electric Company;

•	“LKE” refers to LG&E and KU LLC;

•	“KU” refers to Kentucky Utilities Company;

•	“PPL Energy Supply” refers to PPL Energy Supply, LLC;

•	“Riverstone” refers to Riverstone Holdings LLC;

•	“RJS Power” refers to RJS Generation Holdings LLC, the competitive power generation business of Riverstone; and

•

“Talen Energy” refers to Talen Energy Corporation, the Delaware corporation formed to be the publicly traded company and owner of the competitive generation assets of PPL Energy Supply and certain affiliates of Riverstone.

FORWARD LOOKING INFORMATION

Statements contained in or incorporated by reference into this prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in “Risk Factors” set forth below and in the accompanying prospectus, in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements.

•	fuel supply cost and availability;

•	continuing ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU, and natural gas supply costs at LG&E;

•	weather conditions affecting generation, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	the length of and cost, including lost revenue, associated with scheduled and unscheduled outages at our generating facilities;

•	transmission and distribution system conditions and operating costs;

•	expansion of alternative sources of electricity generation;

•	laws or regulations to reduce emissions of “greenhouse” gases or the physical effects of climate change;

•	collective labor bargaining negotiations;

•	the outcome of litigation against PPL and its subsidiaries;

•	potential effects of threatened or actual terrorism, war or other hostilities, cyber-based intrusions or natural disasters;

•	the commitments and liabilities of PPL and its subsidiaries;

•	volatility in market demand and prices for energy, capacity, transmission services, emission allowances and renewable energy credits;

•	competition in retail and wholesale power and natural gas markets;

S-iv

•	liquidity of wholesale power markets;

•	defaults by counterparties under energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	stock price performance of PPL;

•

volatility in the fair value of debt and equity securities and its impact on the value of assets in the nuclear plant decommissioning trust funds of PPL Susquehanna, LLC and in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension, retiree medical, and nuclear decommissioning liabilities, and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial or commodity markets and economic conditions;

•	the profitability and liquidity, including access to capital markets and credit facilities, of PPL and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in securities and credit ratings;

•	changes in foreign currency exchange rates for British pounds sterling;

•

current and future environmental conditions, regulations and other requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	legal, regulatory, political, market or other reactions to the 2011 incident at the nuclear generating facility at Fukushima, Japan, including additional Nuclear Regulatory Commission requirements;

•	changes in political, regulatory or economic conditions in states, regions or countries where PPL or its subsidiaries conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, or regulatory developments;

•	the outcome of any rate cases or other cost recovery or revenue filings by our regulated utilities;

•	the impact of any state, federal or foreign investigations applicable to PPL and its subsidiaries and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•

business dispositions or acquisitions, including the anticipated formation of Talen Energy via a spin off of PPL Energy Supply and subsequent combination with Riverstone’s competitive generation business, and our ability to realize expected benefits from such business transactions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by applicable law, PPL undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

S-v

SUMMARY

The following summary contains information about the offering of the common stock. It does not contain all of the information that may be important to you in making a decision to purchase the common stock. For a more complete understanding of PPL Corporation and the offering of the common stock, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the “Risk Factors” sections and our financial statements and the notes to those financial statements.

PPL Corporation

PPL Corporation, headquartered in Allentown, PA, is an energy and utility holding company incorporated in 1994. Through its subsidiaries, PPL Corporation:

•	delivers electricity to customers in the U.K., Pennsylvania, Kentucky, Virginia and Tennessee;

•	delivers natural gas to customers in Kentucky;

•	generates electricity from power plants in the northeastern, northwestern and southeastern U.S. and

•	markets wholesale retail energy primarily in the northeastern and northwestern portions of the U.S.

Proposed Spinoff of PPL Energy Supply

In June 2014, PPL and PPL Energy Supply executed definitive agreements with affiliates of Riverstone to combine their competitive power generation businesses into a new, stand-alone, publicly traded company named Talen Energy Corporation. Under the terms of the agreements, at closing, PPL will spin off to PPL shareowners a newly formed parent company of PPL Energy Supply, which by merging with a special purpose subsidiary of Talen Energy, will immediately thereafter become a subsidiary of Talen Energy. Substantially contemporaneous with the spinoff and merger, the competitive power generation business of Riverstone, RJS Power, will be contributed by its owners to become a subsidiary of Talen Energy. Following completion of these transactions, PPL shareowners will own 65% of Talen Energy and affiliates of Riverstone will own 35%. PPL will have no continuing ownership interest in, control of, or affiliation with Talen Energy. The transaction is intended to be tax-free to PPL and its shareowners for U.S. federal income tax purposes and is subject to customary closing conditions, including receipt of certain regulatory approvals by the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Department of Justice and the Pennsylvania Public Utility Commission. In addition, there must be available, subject to certain conditions, at least $1 billion of undrawn capacity after excluding any letters of credit or other credit support measures posted in connection with energy marketing and trading transactions then outstanding, under a Talen Energy (or its subsidiaries) revolving credit or similar facility. The transaction is expected to close in the second quarter of 2015.

THE OFFERING

Issuer	PPL Corporation, a Pennsylvania corporation

Common stock offered by us	Shares of our common stock, having aggregate sales proceeds of up to $500,000,000.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes.

Dividend policy	We have paid quarterly cash dividends on our common stock in every year since 1946. The annual dividends declared per share in 2014 and in 2013 were $1.49 and $1.47, respectively. Future dividends, declared at the discretion of our board of directors, will be dependent upon future earnings, cash flows and other factors.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “PPL”.

Risk factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-3 of this prospectus supplement, beginning on page 4 of the accompanying prospectus and in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, you should consider carefully the following factors relating to us and our common stock before making an investment in our common stock offered hereby. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014. If any of the following risks or those incorporated by reference actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our common stock. As a result, you may lose all or part of your original investment. You should carefully review the information about these securities set forth in this prospectus supplement and the accompanying prospectus. As used in this section, “we,” “our,” “us,” “PPL” and the “Company” refer to PPL Corporation and not to any of its subsidiaries.

Risk Factors Relating to Our Common Stock

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock. The market price of our common stock could decline as a result of sales of shares of our common stock or sales of such other securities made after this offering or the perception that such sales could occur.

The price of our common stock may fluctuate significantly.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	periodic variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions, divestitures and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•	changes in U.S. and global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price regardless of our operating results.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “PPL”. The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the NYSE and dividends for the quarters indicated. The closing price of our common stock on February 25, 2015 was $34.62.

	Price Range of Common Stock		Dividend Paid
	High	Low	per Share
Fiscal Year 2012
First Quarter	$29.85	$27.29	$0.360
Second Quarter	$28.44	$26.68	$0.360
Third Quarter	$29.98	$27.72	$0.360
Fourth Quarter	$30.18	$27.74	$0.360
Fiscal Year 2013
First Quarter	$31.35	$28.64	$0.368
Second Quarter	$33.55	$28.44	$0.368
Third Quarter	$32.09	$29.03	$0.368
Fourth Quarter	$31.79	$28.95	$0.368
Fiscal Year 2014
First Quarter	$33.24	$29.40	$0.373
Second Quarter	$35.56	$32.32	$0.373
Third Quarter	$35.52	$31.79	$0.373
Fourth Quarter	$38.14	$32.09	$0.373
Fiscal Year 2015
First Quarter (through February 25)	$36.74	$34.27

The number of registered shareholders of our common stock at February 20, 2015 was 62,339. We expect to continue our policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements, financial condition and any contractual restriction or restrictions that may be imposed by our existing or future debt instruments.

UNITED STATES FEDERAL INCOME AND

ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue

Service Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned a threshold amount of our common stock, as described below.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

It is possible that we may be or become a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

U.S. Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of shares of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition of the shares of our common stock by an ERISA Plan with respect to which PPL or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

By acceptance of shares of our common stock, each purchaser and subsequent transferee of shares of our common stock will be deemed to have represented and warranted that the purchase of shares of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of shares of our common stock.

UNDERWRITING

We have entered into separate equity distribution agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, the sales agents, under which we may issue and sell over a period of time, and from time to time, shares of our common stock having an aggregate offering price of up to $500,000,000 through the sales agents. Sales of the shares to which this prospectus supplement and the accompanying prospectus relate, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange, or the NYSE, or otherwise at market prices prevailing at the time of sale or negotiated transactions, or as otherwise agreed with the applicable sales agent. As our sales agents, the sales agents will not engage in any transactions that stabilize our common stock.

Upon written instructions from us, the sales agents will offer the shares of our common stock, subject to the terms and conditions of the equity distribution agreements, on a daily basis or as otherwise agreed upon by us and the sales agents. We will designate the maximum amount of shares of common stock to be sold through the sales agents on a daily basis or otherwise determine such maximum amount together with the sales agents. Subject to the terms and conditions of the equity distribution agreements, each sales agent will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock so designated or determined. We may instruct the sales agents not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of shares of common stock being made through the sales agents under the equity distribution agreements upon proper notice to the other party.

For their service as sales agents in connection with the sale of shares of our common stock that may be offered hereby, we will pay the sales agents an aggregate fee of up to 1% of the gross sales price per share for any shares sold through them acting as our sales agents. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares.

The sales agents will provide written confirmation to us following the close of trading on the NYSE on each day in which shares of common stock are sold by them on our behalf under the equity distribution agreements. Each confirmation will include the number of shares sold on that day, the gross sales price per share and the compensation payable by us to the sales agents.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid by us to the sales agents. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Unless otherwise required, we will report at least quarterly the number of shares of common stock sold through the sales agents under the equity distribution agreements, the net proceeds to us and the compensation paid by us to the sales agents in connection with the sales of common stock.

In connection with the sale of common stock on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed, under the equity distribution agreements, to provide indemnification and contribution to the sales agents against certain civil liabilities, including liabilities under the Securities Act.

The sales agents have determined that our common stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) thereunder. If a sales agent or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other and sales of common stock under the equity distribution agreements will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents and us.

We estimate that the total expenses from this offering payable by us, excluding compensation payable to the sales agents under the equity distribution agreements, will be approximately $500,000. In addition, if either equity distribution agreement is terminated prior to December 31, 2015 and the gross purchase price of the shares sold pursuant to such agreement is less than $50,000,000, we have agreed to reimburse Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as applicable, for a portion of their reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel) incurred in connection with this offering. The amount of expense reimbursement payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC in the aggregate shall not exceed $250,000.

The offering of common stock pursuant to the equity distribution agreements will terminate upon the earlier of (1) the sale of all the shares of our common stock subject to the equity distribution agreements, and (2) the termination of the equity distribution agreements, pursuant to their respective terms, by either the applicable sales agent or us.

In the ordinary course of their business, certain of the sales agents and/or their affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, separate fees. In particular, Morgan Stanley & Co. LLC is acting as a financial advisor to PPL Corporation in connection with the spinoff of PPL Energy Supply.

The sales agents and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their business, the sales agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The consolidated financial statements of PPL Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for PPL Corporation by Simpson Thacher & Bartlett LLP, New York, New York, and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation. Certain legal matters in connection with this offering will be passed upon for the sales agents by Sullivan & Cromwell LLP, New York, New York. Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. Paine will rely on the opinion of Simpson Thacher & Bartlett LLP.

PROSPECTUS

PPL Corporation

PPL Capital Funding, Inc.

PPL Electric Utilities Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

LG&E and KU Energy LLC

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

(502) 627-2000

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

(502) 627-2000

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described in a supplement to this prospectus

PPL Electric Utilities Corporation

Debt Securities

LG&E and KU Energy LLC

Debt Securities

Louisville Gas and Electric Company

Debt Securities

Kentucky Utilities Company

Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 4.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Electric Utilities Corporation (“PPL Electric”), LG&E and KU Energy LLC (“LKE”), Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•

PPL Electric’s First Mortgage Bonds issued under PPL Electric’s 2001 indenture, as amended and supplemented (“PPL Electric First Mortgage Bonds”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electricity distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement);

•	LKE’s unsecured and unsubordinated debt securities;

•

LG&E’s First Mortgage Bonds issued under LG&E’s 2010 indenture, as amended and supplemented (“LG&E First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on LG&E’s Kentucky electricity generation, transmission and distribution properties and natural gas distribution properties (subject to certain exceptions to be described in a prospectus supplement); and

•

KU’s First Mortgage Bonds issued under KU’s 2010 indenture, as amended and supplemented (“KU First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on KU’s Kentucky electricity generation, transmission and distribution properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Electric, with respect to Securities issued by PPL Electric;

•	LKE, with respect to Securities issued by LKE;

•	LG&E, with respect to Securities issued by LG&E; and

•	KU, with respect to Securities issued by KU.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Electric, LKE, LG&E and KU, as applicable, for the year ended December 31, 2014, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Electric, LKE, LG&E and KU. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	fuel supply cost and availability;

•	continuing ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU, and natural gas supply costs at LG&E;

•	weather conditions affecting generation, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	the length of and cost, including lost revenue, associated with scheduled and unscheduled outages at our generating facilities;

•	transmission and distribution system conditions and operating costs;

•	expansion of alternative sources of electricity generation;

•	laws or regulations to reduce emissions of “greenhouse” gases or the physical effects of climate change;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism, war or other hostilities, cyber-based intrusions or natural disasters;

•	our commitments and liabilities;

•	volatility in market demand and prices for energy, capacity, transmission services, emission allowances and renewable energy credits;

•	competition in retail and wholesale power and natural gas markets;

•	liquidity of wholesale power markets;

•	defaults by counterparties under energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•

volatility in the fair value of debt and equity securities and its impact on the value of assets in PPL Susquehanna’s nuclear plant decommissioning trust funds and in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension, retiree medical, nuclear decommissioning liabilities, and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial or commodity markets and economic conditions;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in securities and credit ratings;

•	changes in foreign currency exchange rates for British pound sterling;

•

current and future environmental conditions, regulations and other requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•

legal, regulatory, political, market or other reactions to the 2011 incident at the nuclear generating facility at Fukushima, Japan, including additional Nuclear Regulatory Commission (“NRC”) requirements;

•	changes in political, regulatory or economic conditions in states, regions or countries where we conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation or regulatory developments;

•	the outcome of any rate cases or other cost recovery or revenue filings by our regulated utilities;

•	the impact of any state, federal or foreign investigations applicable to us and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•

business dispositions or acquisitions, including the anticipated formation of Talen Energy Corporation (“Talen Energy”) via the spinoff of PPL Energy Supply, LLC (“PPL Energy Supply”) and subsequent combination with the competitive generation business of Riverstone Holdings LLC (“Riverstone”) and our ability to realize expected benefits from such business transactions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by applicable law, we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation generates electricity from power plants, located primarily in the northeastern and southeastern United States; markets wholesale or retail energy primarily in the northeastern and northwestern portions of the United States; and delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the United Kingdom, and natural gas to customers in Kentucky.

PPL Corporation’s principal subsidiaries are shown below (* denotes a registrant hereunder):

PPL Corporation conducts its operations through the following segments:

U.K. Regulated

The U.K. Regulated segment consists primarily of electricity distribution operations in the United Kingdom. Through its subsidiaries, as of December 31, 2014, PPL Global, LLC delivered electricity to approximately 7.7 million end-users in the United Kingdom. PPL Global, LLC is a wholly owned, indirect subsidiary of PPL Corporation.

Kentucky Regulated

The Kentucky Regulated segment consists of the operations of LKE, which owns and operates regulated public utilities engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas, representing primarily the activities of LG&E and KU. As of December 31, 2014, LG&E provided electric service to approximately 400,000 customers and provided natural gas service to approximately 321,000 customers in Kentucky, and KU delivered electricity to approximately 543,000 customers in Kentucky and Virginia. See “Louisville Gas and Electric Company” and “Kentucky Utilities Company,” respectively, for more information.

Pennsylvania Regulated

PPL Corporation’s Pennsylvania Regulated segment includes the regulated electricity delivery operations of PPL Electric. As of December 31, 2014, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information.

Supply

PPL Corporation’s Supply segment consists primarily of the wholesale, retail, marketing and trading activities, as well as the competitive generation operations of PPL Energy Supply.

In June 2014, PPL Corporation and PPL Energy Supply executed definitive agreements with affiliates of Riverstone to combine their competitive power generation businesses to form Talen Energy, a new, stand-alone, publicly traded company. Under the terms of the applicable agreements, at closing, PPL Corporation will spin off to PPL Corporation shareowners a newly formed entity, Talen Energy Holdings, Inc. (“Holdco”), which at such time will own all of the membership interests of PPL Energy Supply and all of the common stock of Talen Energy. Immediately following the spinoff, Holdco will merge with a special purpose subsidiary of Talen Energy, with Holdco continuing as the surviving company to the merger and as a wholly owned subsidiary of Talen Energy and the sole owner of PPL Energy Supply. Substantially contemporaneous with the spinoff and merger, RJS Generation Holdings LLC will be contributed by its owners to become a subsidiary of Talen Energy. Following completion of these transactions, PPL Corporation shareowners will own 65% of Talen Energy and affiliates of Riverstone will own 35%. PPL Corporation will have no continuing ownership interest in, control of, or affiliation with Talen Energy and PPL Corporation’s shareowners will receive a number of Talen Energy shares at closing based on the number of PPL shares owned as of the spinoff record date. The spinoff will have no effect on the number of PPL Corporation common shares owned by PPL Corporation shareowners or the number of shares of PPL Corporation common stock outstanding. The transaction is intended to be tax-free to PPL Corporation and its shareowners for U.S. federal income tax purposes and is subject to customary closing conditions, including receipt of certain regulatory approvals by the NRC, the Federal Energy Regulatory Commission (“FERC”), the Department of Justice and the Pennsylvania Public Utility Commission (“PUC”). In addition, there must be available, subject to certain conditions, at least $1 billion of undrawn credit capacity, after deducting any letters of credit or other credit support measures posted in connection with energy marketing and trading transactions then outstanding, under a Talen Energy (or its subsidiaries) revolving credit or similar facility. The transaction is expected to close in the second quarter of 2015. Upon completion of this transaction, PPL Corporation will no longer have a Supply segment.

PPL Corporation’s subsidiaries, including PPL Electric, LKE, LG&E, KU and PPL Energy Supply are separate legal entities and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). None of PPL Electric, LKE, LG&E or KU will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, headquartered in Allentown, Pennsylvania, is a direct wholly owned subsidiary of PPL Corporation, incorporated in Pennsylvania in 1920 and a regulated public utility that is an electricity transmission and distribution service provider in eastern and central Pennsylvania. As of December 31, 2014, PPL Electric delivered electricity to approximately 1.4 million customers in a 10,000-square mile territory in 29 counties of eastern and central Pennsylvania. PPL Electric also provides electricity supply to retail customers in this area as a provider of last resort under the Pennsylvania Electricity Generation Customer Choice and Competition Act.

PPL Electric is subject to regulation as a public utility by the PUC, and certain of its transmission activities are subject to the jurisdiction of FERC under the Federal Power Act.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Electric pursuant to this prospectus.

LG&E AND KU ENERGY LLC

LKE, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of PPL Corporation since 2010 and a holding company that owns regulated utility operations through its subsidiaries, LG&E and KU, which constitute substantially all of LKE’s assets. LG&E and KU are regulated public utilities engaged in the generation, transmission, distribution and sale of electricity. LG&E also engages in the distribution and sale of natural gas. LG&E and KU maintain their separate corporate identities and serve customers in Kentucky under their respective names. KU also serves customers in Virginia under the Old Dominion Power name and in Tennessee under the KU name. LKE, formed in 2003, is the successor to a Kentucky entity formed in 1989.

See “Louisville Gas and Electric Company” and “Kentucky Utilities Company” below for additional information about LG&E and KU.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LKE pursuant to this prospectus.

LOUISVILLE GAS AND ELECTRIC COMPANY

LG&E, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity and distribution and sale of natural gas in Kentucky. As of December 31, 2014, LG&E provided electric service to approximately 400,000 customers in Louisville and adjacent areas in Kentucky, covering approximately 700 square miles in nine counties and provided natural gas service to approximately 321,000 customers in its electric service area and eight additional counties in Kentucky.

LG&E is subject to regulation as a public utility by the Kentucky Public Service Commission (“KPSC”), and certain of its transmission activities are subject to the jurisdiction of the FERC under the Federal Power Act. LG&E was incorporated in 1913.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LG&E pursuant to this prospectus.

KENTUCKY UTILITIES COMPANY

KU, headquartered in Lexington, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity in Kentucky, Virginia and Tennessee.

As of December 31, 2014, KU provided electric service to approximately 515,000 customers in 77 counties in central, southeastern and western Kentucky, approximately 28,000 customers in five counties in southwestern Virginia, and fewer than ten customers in Tennessee, covering approximately 4,800 non-contiguous square miles. As of December 31, 2014, KU also sold wholesale electricity to 12 municipalities in Kentucky under load following contracts. In Virginia, KU operates under the name Old Dominion Power Company.

KU is subject to regulation as a public utility by the KPSC, the Virginia State Corporation Commission and the Tennessee Regulatory Authority, and certain of its transmission and wholesale power activities are subject to the jurisdiction of the FERC under the Federal Power Act. KU was incorporated in Kentucky in 1912 and in Virginia in 1991.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by KU pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

The offices of LKE and LG&E are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

The offices of Kentucky Utilities Company are located at One Quality Street, Lexington, Kentucky 40507 (Telephone number (502) 627-2000).

The information above concerning PPL Corporation, PPL Capital Funding, PPL Electric, LKE, LG&E and KU and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries, and PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Electric, LKE, LG&E and KU is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt and for capital expenditures related to construction costs.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.1	2.1	2.9	2.9	2.6

(a)	See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (a)	4.2	3.7	2.9	3.4	2.9

(a)	See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LKE

The following table sets forth LKE’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor					Predecessor
	12 Months Ended Dec. 31, 2014	12 Months Ended Dec. 31, 2013	12 Months Ended Dec. 31, 2012	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010
Ratio of earnings to fixed charges (a)	4.2	4.6	3.3	3.7	3.9	2.7

(a)	See LKE’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LG&E

The following table sets forth LG&E’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE, LG&E’s parent, on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor					Predecessor
	12 Months Ended Dec. 31, 2014	12 Months Ended Dec. 31, 2013	12 Months Ended Dec. 31, 2012	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010
Ratio of earnings to fixed charges (a)	6.3	8.1	5.4	5.2	4.8	4.7

(a)	See LG&E’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

KU

The following table sets forth KU’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE, KU’s parent, on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor					Predecessor
	12 Months Ended Dec. 31, 2014	12 Months Ended Dec. 31, 2013	12 Months Ended Dec. 31, 2012	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010
Ratio of earnings to fixed charges (a)	5.4	5.9	4.4	4.8	6.0	4.0

(a)	See KU’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Electric, LKE, LG&E and KU each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. Under the “Investor” heading of that website, PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Electric, LKE, LG&E and KU free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Electric’s, LKE’s, LG&E’s and KU’s filings are available at the SEC’s Internet Web site (www.sec.gov).

In addition, reports, proxy statements and other information concerning PPL Corporation and PPL Electric, as applicable, can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179; reports and other information concerning LKE and LG&E can be inspected at their offices at 220 West Main Street, Louisville, Kentucky 40202, and reports and other information concerning KU can be inspected at its office at One Quality Street, Lexington, Kentucky 40507.

Incorporation by Reference

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

PPL Corporation’s 2014 Notice of Annual Meeting and Proxy Statement	Filed on April 8, 2014 (portions thereof incorporated by reference into PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013)

Current Reports on Form 8-K	Filed on February 25, 2015

PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

LKE

SEC Filings (File No. 333-173665)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

LG&E

SEC Filings (File No. 1-2893)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

KU

SEC Filings (File No. 1-3464)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014

Additional documents that PPL Corporation, PPL Electric, LKE, LG&E and KU file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Electric, LKE, LG&E or KU file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement, are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that PPL Corporation, PPL Electric, LKE, LG&E or KU files or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that have been furnished or may from time to time be furnished with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

For PPL Corporation and PPL Electric:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasurer

Telephone: 1-800-345-3085

For LKE and LG&E:

220 West Main Street

Louisville, Kentucky 40202

Attention: Treasurer

Telephone: 1-800-345-3085

For KU:

One Quality Street

Lexington, Kentucky 40507

Attention: Treasurer

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding is a finance subsidiary and does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file such reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Electric Utilities Corporation and LG&E and KU Energy LLC, and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company appearing in such companies’ Annual Reports (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Pillsbury Winthrop Shaw Pittman LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding and PPL Electric. Pillsbury Winthrop Shaw Pittman LLP and John P. Fendig, Esq. of LG&E and KU Energy LLC will pass upon the validity of any LKE, LG&E and KU Securities for those issuers. Sullivan & Cromwell LLP, New York, New York or Davis Polk & Wardwell LLP, New York, New York will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Pillsbury Winthrop Shaw Pittman LLP, Simpson Thacher & Bartlett LLP, Sullivan & Cromwell LLP and Davis Polk & Wardwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania and on the opinion of Mr. Fendig as to matters involving the laws of the Commonwealths of Kentucky and Virginia and the State of Tennessee.